Exhibit 1.1

Condensed consolidated income statement

	Q2 2010	Q1 2010	H1 2010	Q2 2009	H1 2009	2009
	$’000	$’000	$’000	$’000	$’000	$’000
Revenue	220,724	173,026	393,750	112,899	193,452	601,399

Cost of sales	(117,092)	(93,805)	(210,897)	(66,365)	(113,797)	(333,099)

Gross profit	103,632	79,221	182,853	46,534	79,655	268,300

Research and development	(55,190)	(46,763)	(101,953)	(37,445)	(72,244)	(169,713)

Selling, general and administrative	(30,698)	(27,515)	(58,213)	(35,420)	(54,904)	(114,501)
		__________	__________			__________
Operating profit (loss)	17,744	4,943	22,687	(26,331)	(47,493)	(15,914)

Investment income	263	157	420	581	1,199	1,915

Finance (expense) income	(221)	(747)	(968)	1,463	(544)	(243)
	__________	__________			__________
Profit (loss) before tax	17,786	4,353	22,139	(24,287)	(46,838)	(14,242)
		__________		__________	__________	__________
Tax	(4,447)	(1,086)	(5,533)	(4,717)	6,554	2,933

Profit (loss) for the period	13,339	3,267	16,606	(29,004)	(40,284)	(11,309)
	__________	__________	__________	__________	__________	__________
Earnings (loss) per share	$	$	$	$	$	$

Basic	0.07	0.02	0.09	(0.22)	(0.31)	(0.07)

Diluted	0.07	0.02	0.09	(0.22)	(0.31)	(0.07)

Weighted Average Number of Shares	179,394,867	178,076,517	178,735,692	133,023,724	130,690,470	153,927,671

Diluted Weighted Average Number of Shares*	182,907,676	183,597,146	182,771,785	137,026,910	133,704,706	157,448,170
*Share options are only treated as dilutive where the result after taxation is a profit.

Condensed consolidated statement of comprehensive income

	Q2 2010	Q1 2010	H1 2010	Q2 2009	H1 2009	2009
	$’000	$’000	$’000	$’000	$’000	$’000
Profit (loss) for the period	13,339	3,267	16,606	(29,004)	(40,284)	(11,309)

Other comprehensive income

(Loss) gain on cash flow hedges	(1,749)	(5,813)	(7,562)	13,627	25,653	34,228

Net tax on cash flow hedges in equity	490	1,628	2,118	(3,816)	(7,272)	(9,589)

Transferred to income statement in respect of cash flow hedges	1,147	(1,209)	(62)	(2,642)	(3,680)	(5,463)

Tax on items transferred from equity	(321)	339	18	740	1,031	1,530

Total comprehensive income (loss) for the period	12,906	(1,788)	11,118	(21,095)	(24,552)	9,397
	_________	__________	__________	_________	__________	__________

Condensed consolidated balance sheet

	2 July 2010	2 April 2010	3 July 2009	1 January 2010
	$’000	$’000	$’000	$’000
Non-current assets

Goodwill	221,451	221,451	224,581	221,451
Other intangible assets	40,977	43,361	48,247	44,974
Property, plant and equipment	34,495	37,002	46,338	40,551
Deferred tax asset	5,946	6,276	9,587	4,341

	302,869	308,090	328,753	311,317

Current assets

Inventory	90,878	85,165	67,761	72,345
Derivative financial instruments	183	466	2,402	2,397
Trade and other receivables	112,655	109,563	89,237	99,347
Corporation tax debtor	13,086	6,193	1,692	5,433
Treasury deposits and investments	279,007	268,996	264,970	241,763
Cash and cash equivalents	150,093	139,140	131,413	170,601

	645,902	609,523	557,475	591,886

Total assets	948,771	917,613	886,228	903,203
	__________	__________	__________	__________
Current liabilities

Trade and other payables	128,489	124,291	132,264	116,366
Current tax liabilities	3,462	414	2,283	1,332
Obligations under finance leases	301	308	332	326
Derivative financial instruments	4,564	4,113	8,810	230
Provisions	4,527	4,753	3,350	8,122
Contingent consideration	-	-	3,500	-

	141,343	133,879	150,539	126,376

Net current assets	504,559	475,644	406,936	465,510

Non-current liabilities

Contingent consideration	-	-	3,500	-
Long-term provisions	1,956	2,353	1,846	2,716
Obligations under finance leases	-	-	329	-
				__________
	1,956	2,353	5,675	2,716

Total liabilities	143,299	136,232	156,214	129,092

Net assets	805,472	781,381	730,014	774,111

Equity

Share capital	321	320	317	318
Share premium account	367,533	366,771	361,800	363,032
Capital redemption reserve	950	950	950	950
Merger reserve	61,574	61,574	61,574	61,574
Employee Benefit Trust Reserve	(40,224)	(40,224)	(40,224)	(40,224)
Hedging reserve	(4,119)	(3,517)	(3,287)	3,505
Share based payment reserve	54,351	51,539	44,302	48,446
Tax reserve	45,403	37,624	30,480	33,433
Retained earnings	319,683	306,344	274,102	303,077
	__________	__________	__________	__________
Total equity	805,472	781,381	730,014	774,111

No. of Shares outstanding	184,525,774	183,522,603	181,438,562	182,187,878

Condensed consolidated statement of changes in equity

	Called-up share capital	Share premium account	Capital redemption reserve	Merger reserve	Employee Benefit Trust Reserve	Hedging reserve	Share-based payment reserve	Tax reserve	Retained earnings	Total

	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

At 1 January 2010	318	363,032	950	61,574	(40,224)	3,505	48,446	33,433	303,077	774,111
Profit for the period	-	-	-	-	-	-	-	-	16,606	16,606
Other comprehensive (loss) income for the period	-	-	-	-	-	(7,624)	-	2,136	-	(5,488)
	_________	_______	_________	_________	_________	_______	_________	_________	_________	_______
Total comprehensive (loss) income for the period	-	-	-	-	-	(7,624)	-	2,136	16,606	11,118

Share issues	3	4,501	-	-	-	-	-	-	-	4,504
Credit to equity for equity-settled share-based payments	-	-	-	-	-	-	5,905	-	-	5,905
Current tax benefit taken directly to equity on share option gains	-	-	-	-	-	-	-	8,739	-	8,739
Deferred tax benefit on share option gains	-	-	-	-	-	-	-	1,095	-	1,095
	_________	_______	_________	_________	_________	_______	_________	_________	_________	_______
2 July 2010	321	367,533	950	61,574	(40,224)	(4,119)	54,351	45,403	319,683	805,472
	________	_______	_________	_________	_________	_______	_________	_________	_________	_______

	Called-up share capital	Share premium account	Capital redemption reserve	Merger reserve	Employee Benefit Trust Reserve	Hedging reserve	Share-based payment reserve	Tax reserve	Retained earnings	Total

	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

At 2 January 2009	238	91,448	950	61,574	(40,224)	(25,260)	27,864	35,770	314,386	466,746
Loss for the period	-	-	-	-	-	-	-	-	(11,309)	(11,309)
Other comprehensive income (loss) for the period	-	-	-	-	-	28,765	-	(8,059)	-	20,706
	______	______	______	______	________	________	______	________	_______	_________
Total comprehensive income (loss) for the period	-	-	-	-	-	28,765	-	(8,059)	(11,309)	9,397
Share issues	80	271,584	-	-	-	-	-	-	-	271,664
Credit to equity for equity-settled share-based payments	-	-	-	-	-	-	10,581	-	-	10,581
Credit to equity for equity-settled share based payments on acquisition	-	-	-	-	-	-	10,001	-	-	10,001
Current tax benefit taken directly to equity on share option gains	-	-	-	-	-	-	-	2,648	-	2,648
Deferred tax benefit on share option gains	-	-	-	-	-	-	-	3,074	-	3,074
	______	______	______	______	________	________	______	________	________	_________
At 1 January 2010	318	363,032	950	61,574	(40,224)	3,505	48,446	33,433	303,077	774,111
	______	______	______	______	________	________	______	________	_______	________

Condensed consolidated statement of changes in equity (continued)

	Called-up share capital	Share premium account	Capital redemption reserve	Merger reserve	Employee Benefit Trust Reserve	Hedging reserve	Share-based payment reserve	Tax reserve	Retained earnings	Total

	$’000	$ ’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

At 2 January 2009	238	91,448	950	61,574	(40,224)	(25,260)	27,864	35,770	314,386	466,746

Loss for the period	-	-	-	-	-	-	-	-	(40,284)	(40,284)
Other comprehensive (loss) income for the period	-	-	-	-	-	21,973	-	(6,241)	-	15,732
	_________	_______	_________	_______	_________	_______	_________	_________	_________	_______
Total comprehensive (loss) income for the period	-	-	-	-	-	21,973	-	(6,241)	(40,284)	(24,552)

Share issues	79	270,352	-	-	-	-	-	-	-	270,431
Credit to equity for equity-settled share-based payments	-	-	-	-	-	-	6,437	-	-	6,437
Credit to equity for equity-settled share based payments on acquisition	-	-	-	-	-	-	10,001	-	-	10,001
Deferred tax benefit on share option gains	-	-	-	-	-	-	-	951	-	951
	_________	_______	_________	_______	_________	_______	_________	_________	_________	_______
At 3 July 2009	317	361,800	950	61,574	(40,224)	(3,287)	44,302	30,480	274,102	730,014
	_______	_______	_________	_______	_________	_______	_________	_________	_________	_______

Condensed consolidated cash flow statement

		Q2 2010	Q1 2010	H1 2010	Q2 2009	H1 2009	2009
	Note	$’000	$’000	$’000	$’000	$’000	$’000

Net cash from operating activities	8	24,428	(2,713)	21,715	23,046	26,632	50,233
		__________	__________	__________	__________	__________	________
Investing activities

Interest received		230	171	401	147	983	2,307
Purchase of treasury deposits, net of treasury deposits acquired with subsidiary		(10,011)	(27,233)	(37,244)	(49,000)	(139,000)	(115,793)
Purchases of property, plant and equipment		(2,433)	(1,592)	(4,025)	(1,975)	(3,355)	(7,528)

Purchases of intangible assets		(1,631)	(3,274)	(4,905)	(1,224)	(1,224)	(5,799)

Acquisition of subsidiaries		-	-	-	66,489	66,489	66,489
		__________	__________	__________	__________	__________	________
Net cash (used in) from investing activities		(13,845)	(31,928)	(45,773)	14,437	(76,107)	(60,324)
		__________	__________	__________	__________	__________	________
Financing activities

Repayments of obligations under finance leases		-	-	-	(140)	(897)	(1,282)
Proceeds on issue of shares		935	3,643	4,578	608	677	66
		__________	__________	__________	__________	__________	________
Net cash from (used in) financing activities		935	3,643	4,578	468	(220)	(1,216)
		__________	__________	__________	__________	__________	________

Net increase (decrease) in cash and cash equivalents		11,518	(30,998)	(19,480)	37,951	(49,695)	(11,307)

Cash and cash equivalents at beginning of period		139,140	170,601	170,601	91,905	180,898	180,898

Effect of foreign exchange rate changes		(565)	(463)	(1,028)	1,557	210	1,010
		__________	__________	__________	__________	__________	________
Cash and cash equivalents at end of period		150,093	139,140	150,093	131,413	131,413	170,601
		__________	__________	__________	__________	__________	________

Notes

1. Basis of preparation and accounting policies

The annual financial statements of CSR plc are prepared in accordance with IFRSs, as adopted by the European Union and as issued by the International Accounting Standards Board (‘IASB’). The condensed set of financial statements included in this half-yearly financial report have been prepared in accordance with International Accounting Standard 34 ‘Interim Financial Reporting’ (‘IAS 34’), as adopted by the European Union and as issued by the IASB. The financial information in this statement has been prepared under the same accounting policies as the statutory accounts for the 52 weeks ended 1 January 2010. This financial information should be read in conjunction with the Group’s consolidated balance sheet as of 1 January 2010 and the related consolidated Income Statement and Cash Flow Statements for the year ended 1 January 2010.

The financial information contained in this statement does not constitute statutory accounts within the meaning of section 435 of the Companies Act 2006. Statutory accounts for the 52 weeks ended 1 January 2010 are available on CSR’s website at www.csr.com and have been filed with the Registrar of Companies.  The auditors’ report on the accounts for the 52 weeks ended 1 January 2010 was unqualified, did not draw attention to any matters by way of emphasis and did not contain statements under s498(2) or (3) of Companies Act 2006 or equivalent preceding legislation.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with IFRS as issued by the IASB and as adopted by the European Union have been condensed or omitted as permitted by IAS 34. The 1 January 2010 balance sheet was derived from audited financial statements but does not include all disclosures required by IFRS as issued by the IASB and as adopted by the European Union. However, the Company believes that the disclosures are adequate to make the information presented not misleading.

The dates for the financial periods referred to are as follows:

Period	Duration	Dates
Q2 2010	13 weeks	3 April 2010 to 2 July 2010
Q1 2010	13 weeks	2 January 2010 to 2 April 2010
H1 2010	26 weeks	2 January 2010 to 2 July 2010
Q2 2009	13 weeks	4 April 2009 to 3 July 2009
H1 2009	26 weeks	3 January 2009 to 3 July 2009
2009	52 weeks	3 January 2009 to 1 January 2010

2. Going concern
The financial statements have been prepared on the going concern basis.

The directors have given consideration to the results of the current period, future cash forecasts and revenue projections based on prudent market data. The Group has adequate financial resources and a robust policy towards treasury risk and cash flow management and as a consequence, the directors believe the Group is well placed to manage its business risks successfully.

After making enquiries, the directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future, and accordingly they continue to adopt the going concern basis.

3. Changes in share capital

2,224,992 ordinary shares were issued for employee option exercises in H1 2010. Consideration was $4,504,297 at a premium of $4,500,735.

4. Reconciliation of net profit (loss) to net cash from operating activities

	Q2 2010	Q1 2010	H1 2010	Q2 2009	H1 2009	2009

	$’000	$’000	$’000	$’000	$’000	$’000

Net profit (loss)	13,339	3,267	16,606	(29,004)	(40,284)	(11,309)

Adjustments for:

Investment income	(263)	(157)	(420)	(581)	(1,199)	(1,915)

Finance costs (income)	221	747	968	(1,463)	544	243
Income tax expense (credit)	4,447	1,086	5,533	4,717	(6,554)	(2,933)
Change in fair value of investments	442	-	442	-	-	-
Amortisation of intangible assets	4,210	4,431	8,641	1,888	3,669	11,860
Depreciation of property, plant and equipment	4,916	5,097	10,013	4,545	9,003	18,383
Loss on disposal of property, plant and equipment and intangible fixed assets	124	16	140	39	487	503
Share option charges	2,829	3,093	5,922	3,981	6,436	10,581
(Decrease) increase in provisions	(623)	(742)	(1,365)	(229)	(1,329)	4,313
	__________	__________	__________	__________	__________	__________
Operating cash flows before movements in working capital	29,642	16,838	46,480	(16,107)	(29,227)	29,726

(Increase) decrease in inventories	(5,713)	(12,820)	(18,533)	(4,329)	13,263	8,679
(Increase) decrease in receivables	(3,544)	(10,303)	(13,847)	2,119	14,875	3,642
Increase in payables	4,084	4,064	8,148	39,731	26,975	8,233
	__________	__________	__________	__________	__________	__________
Cash generated (reduced) by operations	24,469	(2,221)	22,248	21,414	25,886	50,280

Foreign tax paid	(228)	(375)	(603)	(146)	(373)	(782)

Interest paid	(108)	(117)	(225)	(93)	(752)	(1,252)
R&D tax credit received	295	-	295	1,871	1,871	1,987
	__________	__________	__________	__________	__________	__________
Net cash inflow (outflow) from operating activities	24,428	(2,713)	21,715	23,046	26,632	50,233
	__________	__________	__________	__________	__________	__________

5. Contingent liabilities
Patent litigation

a)	Broadcom

1.	Case No. SACV08-546 (Federal District Court, Santa Ana, California)

On 14 May 2008, Broadcom Corporation (“Broadcom”) sued SiRF Technology, Inc. (“SiRF”) alleging infringement of four Broadcom patents.  The suit, captioned Broadcom Corporation v. SiRF Technology, Inc., Case No. SACV08-546, is pending in the Federal District Court for the Central District of California.  SiRF responded to Broadcom’s Complaint on 4 June 2008, denying infringement and alleging counterclaims seeking, inter alia, judicial declarations that SiRF does not infringe the patents-in-suit and that the patents are invalid.

On 13 October 2009, Broadcom filed a First Amended Complaint (“FAC”) adding CSR plc (“CSR”) as a defendant and asserting additional claims for false advertising under the Lanham Act, California Business and Professions Code section 17500, et. seq. (false advertising), and California Business and Professions Code section 17200, et seq. (unfair competition).  Broadcom asserted each of its original and new claims against both SiRF and CSR.

SiRF and CSR responded to Broadcom’s FAC on 28 October 2009, denying infringement and alleging counterclaims seeking, inter alia, declarations that SiRF and CSR do not infringe and that the patents are invalid.  SiRF also asserted new counterclaims for (1) false advertising under the Lanham Act and California Business and Professions Code sections 17200, et seq. and 17500, et seq., and for (2) frivolous litigation under section 17200.

Broadcom dismissed one of the four asserted patents leaving three patents-in-suit.  A Special Master conducted the Markman claim construction process in May and issued written recommendations to the Court on 4 June 2010 with respect to two of the three patents-in-suit.  On 15 July, the Court issued its Markman Order with respect to the same two patents.  The third patent is scheduled for a Markman hearing before the Court on 30 August 2010.  No clear result can be extrapolated from the Markman Order and the ultimate outcome of the case will be determined at trial, which is scheduled to commence before a jury on 25 January 2011.

It is not possible to predict the outcome of the litigation with any level of certainty. The Group intends to defend itself vigorously. No provision has been made in these financial statements because it is not possible to make a reliable estimate of the outcome of this litigation.

No provision was included as part of the acquisition accounting as it is not possible and was not possible at the time of the acquisition to make a reliable estimate of the outcome of this litigation.

2.	ITC Investigation 337-TA-602

On 7 May 2007, the International Trade Commission (“ITC”) initiated an investigation of SiRF and other entities based on a complaint filed by Global Locate, Inc. (“Global Locate”).  Global Locate’s complaint alleged a violation of the Tariff Act of 1930 (19 U.S.C. § 1337) based on SiRF’s alleged infringement of six patents.  Broadcom later joined the action as a complainant, following its acquisition of Global Locate.  On 8 August 2008, the administrative law judge (“ALJ”) issued an initial determination on Broadcom/Global Locate’s claims, finding a violation of section 1337 with respect to all six asserted patents.

On 15 January 2009, the ITC (1) issued a limited exclusion order prohibiting the entry by SiRF and the other named respondents of unlicensed SiRF GPS chips, and products incorporating them, that had been found to infringe various claims of the asserted patents and (2) issued a cease-and-desist order against SiRF.

The ITC’s decision became final on 16 March 2009, at the conclusion of the Presidential review period.  On 1 May 2009, SiRF filed an appeal with the United States Court of Appeals for the Federal Circuit asking that the Federal Circuit reverse the ITC’s findings with respect to all six asserted patents.   In an opinion dated 12 April 2010, the U.S. Court of Appeals for the Federal Circuit (the "Federal Circuit") affirmed the January 2009 Final ITC Ruling.

On 22 April, SiRF filed a petition with the ITC requesting that, in view of the Federal Circuit’s unambiguous suggestion in its 12 April opinion, the ITC’s Orders be modified with respect to two of the six patents at issue.  SiRF’s petition has been fully briefed and awaits response from the ITC.

On 10 May, Broadcom filed a petition with the ITC requesting that the ITC’s Orders be clarified to include SiRF’s Clear Release products.  Through its petition, Broadcom seeks to litigate whether SiRF’s Clear Release products infringe its patents.  The petition has been fully briefed and awaits response from the ITC.
As there is presently no Enforcement Action against the company, the likelihood of any outflow is, by definition, remote; even in the event of an Enforcement Action, any such litigation is subject to trial and therefore no estimate can be made of the likely outcome of the legal proceedings.

3.	Case No. SACV06-1216 (Federal District Court, Santa Ana, California)

As a result of the above-referenced Federal Circuit ruling, this 2006 District Court patent case between SiRF and Broadcom, in which each is asserting patents against the other's products, will now proceed.  A status conference has been set for 2 August at which time a trial date is likely to be set.

No provision has been made in these financial statements because it is not possible to make a reliable estimate of the outcome of these legal proceedings.

6.	Segmental reporting

The Group’s reportable segments under IFRS8 Operating Segments are as follows:

Handset Business Unit (HBU)	Mobile handsets
Audio and Consumer Business Unit (ACBU)	Headsets, PC, and Consumer applications
Automotive and PND (APBU)	Automotive and Personal Navigation Device (PND) applications

Segment revenues and results

There was no inter-segmental revenue in any of the periods shown.

The following is an analysis of the Group’s revenue and results by reportable segment in the 26 weeks ended 2 July 2010:

26 weeks ending 2 July, 2010	HBU	ACBU	APBU	Unallocated	Consolidated

	$’000	$’000	$’000	$’000	$’000
Revenue

Total segment revenue	175,178	114,051	104,521	-	393,750
	__________	__________	__________	__________	__________
Result

Underlying operating profit	(15,517)	27,269	23,754	-	35,506
	__________	__________	__________	__________	__________
Share-based payment charges				(5,922)	(5,922)

Amortisation of acquired intangible assets				(6,897)	(6,897)
				__________	__________
Operating profit					22,687
					__________
Investment income					420

Finance costs					(968)
					__________
Profit before tax					22,139
					__________

6.	Segmental reporting (continued)

The Group discloses underlying operating profit as the measure of segment result as this is the measure used in the decision-making and resource allocation process of the Chief Operating Decision Maker, who is the Group’s Chief Executive Officer. Investment income and finance costs are not allocated to reportable segments for the purposes of reporting to the Group’s Chief Executive Officer.

Underlying operating profit represents operating profit earned by each segment without allocation, in each period, of acquisition fees, share-based payment charges, integration and restructuring charges and charges related to the amortisation of acquired intangible assets.

A substantial proportion of R&D costs are allocated to the handset business unit.  Other operating costs are allocated on activity.  This method of cost allocation is used to report costs to the Group’s Chief Executive Officer for the purposes of resource allocation and assessment of segment performance.

The following is an analysis of the Group’s revenue and results by reportable segment in the 52 weeks ended 1 January 2010:

52 weeks ending 1 January, 2010	HBU	ACBU	APBU	Unallocated	Consolidated

	$’000	$’000	$’000	$’000	$’000
Revenue

Total segment revenue	310,792	163,271	127,336	-	601,399
	__________	__________	__________	__________	__________
Result

Underlying operating profit	4,641	6,246	16,046	-	26,933
	__________	__________	__________	__________	__________
Share-based payment charges				(10,581)	(10,581)

Amortisation of acquired intangible assets				(9,467)	(9,467)

Integration and restructuring				(12,227)	(12,227)

Acquisition fees				(10,572)	(10,572)
				__________	__________
Operating loss					(15,914)
					__________
Investment income					1,915

Finance costs					(243)
					__________
Loss before tax					(14,242)
					__________

6.	Segmental reporting (continued)

26 weeks ending 3 July 2009	HBU	ACBU	APBU	Unallocated	Consolidated

	$’000	$’000	$’000	$’000	$’000
Revenue

Total segment revenue	125,755	53,628	14,069	-	193,452
	________	__________	__________	__________	__________
Result

Underlying operating (loss) profit	(12,213)	(13,388)	4,555	-	(21,046)
	________	__________	__________	__________	__________
Share-based payment charges				(6,437)	(6,437)

Amortisation of acquired intangible assets				(2,538)	(2,538)

Integration and restructuring				(6,900)	(6,900)

Acquisition fees				(10,572)	(10,572)
				__________	__________
Operating loss					(47,493)
					__________
Investment income					1,199

Finance costs					(544)
					__________
Loss before tax					(46,838)
					__________

No information is provided on segment assets or liabilities as this measure is not provided to the chief operating decision maker.

7.	Related party transactions

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation. There have been no material changes in the type of related party transactions described in the last annual report.

8.	Post balance sheet events

On 20 July 2010, the Group acquired 100% of the issued share capital of APT Licensing Limited, a leading ultra-high quality codec developer. Taking into account APT’s net debt the consideration payable is $4.25 million, with a further $3 million of consideration contingent on certain milestones being achieved. It has not been practical to produce the relevant disclosures required by IFRS 3 (revised 2008) ‘Business Combinations’ due to the timing of completion of the acquisition and the accounting for the acquisition being incomplete at the time of authorisation of the financial statements.